As filed with the United States Securities and Exchange Commission on December 11, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SKILLZ INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-4478274
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6625 Badura Avenue
Las Vegas, Nevada 89118
(415) 762-0511
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Skillz Inc. 2020 Omnibus Incentive Plan
Skillz Inc. 2020 Employee Stock Purchase Plan
(Full title of the plan)

Andrew Paradise
Chief Executive Officer
6625 Badura Avenue
Las Vegas, Nevada 89118
(415) 762-0511
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Keith M. Townsend
Allison C. Bell
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Tel: (404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Registration Statement is filed by Skillz Inc. (the “Registrant”) for the purpose of registering additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and Class B common stock B common stock, par value $0.0001 per share (“Class B Common Stock”) under the Registrant’s 2020 Omnibus Incentive Plan (the “Omnibus Plan”) and additional shares of Class A Common Stock under the Registrant’s 2020 Employee Stock Purchase Plan (the “ESPP”).

The number of shares of Class A Common Stock available for issuance under the Omnibus Plan is subject to an automatic annual increase on the first trading day of each calendar year during the term of the Omnibus Plan equal to the lesser of (i) five percent (5%) of the number of outstanding shares of Class A Common Stock on the last day of the immediately preceding calendar year and (ii) such smaller number of shares as determined by the Registrant’s Board of Directors, in its discretion (the “Class A Omnibus Plan Evergreen Provision”). Pursuant to the Class A Omnibus Plan Evergreen Provision, the number of shares of Class A Common Stock available for issuance under the Omnibus Plan increased on January 3, 2022 by 1,021,884 shares, on January 3, 2023 by 1,053,435 shares, on January 2, 2024 by 959,152 shares, and on January 2, 2025 by 836,845 shares, in an aggregate amount of 3,871,316 shares (of which 686,302 shares are of Class A Common Stock issuable upon conversion of shares of Class B Common Stock).

The number of shares of Class B Common Stock available for issuance under the Omnibus Plan is subject to an automatic annual increase on the first trading day of each calendar year during the term of the Omnibus Plan equal to the lesser of (i) five percent (5%) of the number of outstanding shares of Class B Common Stock on the last day of the immediately preceding calendar year and (ii) such smaller number of shares as determined by the Registrant’s Board of Directors, in its discretion (the “Class B Omnibus Plan Evergreen Provision”). Pursuant to the Class B Omnibus Plan Evergreen Provision, the number of shares of Class B Common Stock available for issuance under the Omnibus Plan increased on January 3, 2022 by 171,793 shares, on January 3, 2023 by 171,503 shares, on January 2, 2024 by 171,503 shares, and on January 2, 2025 by 171,503 shares, in an aggregate amount of 686,302 shares.

The number of shares of Class A Common Stock available for issuance under the ESPP is subject to an automatic annual increase on the first trading day of each calendar year during the term of the ESPP equal to the lesser of (i) one percent (1%) of the number of outstanding shares of Class A Common Stock on the last day of the immediately preceding calendar year and (ii) such smaller number of shares as determined by the Registrant’s Board of Directors, in its discretion (the “ESPP Evergreen Provision”). Pursuant to the ESPP Evergreen Provision, the number of shares of Common Stock available for issuance under the ESPP increased on January 3, 2022 by 170,018 shares, on January 3, 2023 by 176,387 shares, on January 2, 2024 by 157,530 shares, and on January 2, 2025 by 133,068 shares, in an aggregate amount of 637,003 shares.

This Registration Statement registers the issuance of all such above-described additional shares.

Pursuant to Instruction E of Form S-8, the contents of the Registrant’s prior registration statement on Form S-8 registering shares of Class A Common Stock and Class B Common Stock under the Omnibus Plan and shares of Class A Common Stock under the ESPP (File No. 333-253394) (the “Prior Registration Statement”) are hereby incorporated by reference herein, and the information required by Form S-8 is omitted, except that the provisions contained in Part II of the Prior Registration Statement are modified as set forth in this Registration Statement.

STATEMENT OF INCORPORATION BY REFERENCE

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the Registrant provide for indemnification by the Registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director's or officer's duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. The current certificate of incorporation of the Registrant provides for such limitation of liability.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The Registrant has purchased and intends to maintain insurance on behalf of the Registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 8.	Exhibits.

Exhibit No.	Description
4.1
Fifth Amended & Restated Certificate of Incorporation of Skillz Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 11, 2024).

4.2	Amended and Restated Bylaws of Skillz Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 21, 2020).
4.3
Form of Specimen Class A Common Stock Certificate of Skillz Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 21, 2020).

4.4
Warrant Agreement, dated March 5, 2020, by and between Flying Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to the Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 10, 2020).

5.1	Opinion of King & Spalding LLP (filed herewith).
10.1	Skillz Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on February 23, 2021).
10.2
Amendment No. 1 to the Skillz Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 8, 2023).

10.3	Skillz Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on February 23, 2021).
10.4
Amendment No. 1 to the Skillz Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 8, 2023)

23.1	Consent of Grant Thornton LLP (filed herewith).
23.2	Consent of King & Spalding LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
107.1	Calculation of Filing Fee Tables (filed herewith)

Item 9.	Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on December 11, 2025.

Skillz Inc.

/s/ Andrew Paradise
Name: Andrew Paradise
Title: Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Andrew Paradise and Gaetano Franceschi, acting alone or with another attorney-in-fact, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of Skillz Inc. and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “Commission”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Capacity in Which Signed	Date

/s/ Andrew Paradise	Chief Executive Officer and Chairman (Principal	12/11/2025
Andrew Paradise	Executive Officer) and Chairman

/s/ Gaetano Franceschi	Chief Financial Officer (Principal Financial Officer)	12/11/2025
Gaetano Franceschi

/s/ Todd Valli	Chief Accounting Officer (Principal	12/11/2025
Todd Valli	Accounting Officer)

/s/ Casey Chafkin	Director	12/11/2025
Casey Chafkin

/s/ Henry Hoffman	Director	12/11/2025
Henry Hoffman

/s/ Anthony Cabot	Director	12/11/2025
Anthony Cabot

/s/ Alexander Mandel	Director	12/11/2025
Alexander Mandel

/s/ Kent Wakeford	Director	12/11/2025
Kent Wakeford